Exhibit 99.1

                       UK REGULATOR CLEARS AEP-CSW MERGER

Columbus, Ohio, and Dallas, Jan. 25, 2000-- The United Kingdom's Department of Trade and Industry (DTI) today gave its approval to the common ownership of UK interests resulting from the pending merger of American Electric Power (NYSE:
AEP) and Central and South West Corp. (NYSE: CSR). This approval was conditional on the companies agreeing to certain assurances concerning operation of the UK interests.

The  DTI,  a  UK  government   department   with   authority  over  mergers  and
acquisitions, became involved because AEP and CSW each have an ownership interest in UK regional electric companies. AEP owns 50 percent of Yorkshire Electricity Group and CSW owns Seeboard. The merger of the U.S. parent companies created a merger situation in the UK by virtue of the common ownership of the UK companies that will result from completion of the U.S. merger. This is the final clearance for the merger required in the UK.

"We welcome the announcement by the DTI and have agreed to the conditions the regulators have placed on our UK operations," said E. Linn Draper Jr., AEP chairman, president and chief executive officer. "The DTI decision eliminates any uncertainty surrounding our continued involvement in the UK electricity market and is a positive step for the AEP-CSW merger."

Among assurances listed by the DTI are:

- Yorkshire and Seeboard have sufficient resources and facilities to meeT customer service obligations;

- reasonable effort will be made to ensure Yorkshire and Seeboard maintain investment grade for all debt instruments; and

- Yorkshire and Seeboard will have a full separation of distribution and supply activities.

If the companies had not agreed to the assurances, the DTI could have referred the merger to the Competition Commission for further review of any public interest issues in the UK resulting from the AEP-CSW merger.

The assurances will take effect when the AEP-CSW merger is completed.

"The DTI decision is great news for our merger, but it does not mean we are ready to announce a definitive plan for Yorkshire and Seeboard," Draper said. "Any decision requires the agreement and support of New Century Energies (NYSE:
NCE), our equal partner in Yorkshire. We will work with NCE to explore potential opportunities to continuously improve our operations and competitive position in the UK. The DTI announcement provides a clearer regulatory framework as we continue our discussions with NCE."

AEP and CSW announced their intention to merge on Dec. 22, 1997. The merger requires approvals by the FERC, the Federal Communications Commission and the Securities and Exchange Commission and clearance by the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Upon completion of the merger, the new company will be called American Electric Power.

The administrative law judge who presided over the FERC merger hearing found the AEP-CSW merger to be consistent with the public interest. AEP and CSW also reached a settlement with the FERC trial staff in which the staff supports a finding that the merger will have no adverse effect on competition.

The merger has received approval from state regulatory commissions in Arkansas, Louisiana, Oklahoma and Texas, the four states within CSW's service territory.

AEP and CSW have announced settlement agreements with the International Brotherhood of Electrical Workers (IBEW) and the Utility Workers Union of America (UWUA) resulting in the IBEW and UWUA local unions withdrawing their opposition to completion of the merger; as well as with the Indiana Utility Regulatory Commission (IURC) resulting in Indiana customers receiving merger benefits and including a commitment by the IURC not to oppose the merger during consideration of the merger agreement by the FERC and the SEC. AEP and CSW also have announced a settlement agreement with key parties in Kentucky that has been approved by the Kentucky Public Service Commission; a settlement agreement with the Michigan Public Service Commission; and a settlement agreement with the Missouri Public Service Commission addressing that commission's concerns about the effect of the merger on retail competition in the state. The Public Utility Commission of Ohio (PUCO) has notified the FERC that the PUCO is no longer opposing the pending merger or seeking conditions on the merger.

Additionally, AEP and CSW have reached settlements with a variety of wholesale customers who had intervened in federal proceedings. The Nuclear Regulatory Commission has approved a license transfer application related to the merger.

Central and South West Corp. is a global, diversified public utility holding company based in Dallas. CSW owns four electric operating subsidiaries serving
1.7 million customers in Texas, Oklahoma, Louisiana and Arkansas; a regional electricity company in the United Kingdom; other international energy operations and non-utility subsidiaries involved in energy-related investments, telecommunications, energy efficiency and financial transactions.

AEP, a global energy company, is one of the United States' largest investor-owned utilities, providing energy to 3 million customers in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. AEP has holdings in the United States, the United Kingdom, China and Australia. Wholly owned subsidiaries provide power engineering, energy consulting and energy management services around the world. The company is based in Columbus, Ohio.

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News releases and other information about AEP can be found on the World Wide Web at http://www.aep.com News releases and other information about CSW can be found on the World Wide Web at http://www.csw.com.